                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                               VITAL SIGNS, INC.


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vital Signs, Inc. (the 'Company' or 'Vital Signs') will be held at the Company's headquarters, 20 Campus Road, Totowa, New Jersey, on Friday, June 10, 2005 at 10:00 a.m. local time, to consider and act upon the following:

         1. The election of two directors as described in the attached proxy statement.

         2. To consider and act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on May 10, 2005 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

                                       By Order of the Board of Directors



                                       Jay Sturm
                                       Secretary


Totowa, New Jersey
May 12, 2005




WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE AT THE MEETING IF YOU LATER DECIDE TO ATTEND IN PERSON.

                               VITAL SIGNS, INC.
                                 20 CAMPUS ROAD
                            TOTOWA, NEW JERSEY 07512

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

    The following statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vital Signs, Inc. (the 'Company' or 'Vital Signs'), a New Jersey corporation. Such proxies are to be used at the Company's Annual Meeting of Shareholders to be held at the Company's headquarters, 20 Campus Road, Totowa, New Jersey, on Friday, June 10, 2005 commencing at 10:00 a.m., local time. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about May 12, 2005.

SHAREHOLDERS ENTITLED TO VOTE

    Only holders of record of the Company's Common Stock (the 'Common Stock') at the close of business on May 10, 2005 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 12,640,229 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each such share is entitled to one vote and there is no right to cumulate votes in the election of directors.

VOTING; REVOCATION OF PROXY; QUORUM AND VOTE REQUIRED

    A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Annual Meeting or by submitting a duly executed, later-dated proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted FOR election of the Board's nominees to the Board of Directors.

    A majority of the shares outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Assuming that a quorum is present, the election of directors will be effected by a plurality vote of the votes cast at the Annual Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast 'for' or 'against' are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

COSTS OF SOLICITATION

    The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock and may reimburse them for their expenses in so doing. If necessary, the Company may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

PRINCIPAL SHAREHOLDERS; BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 15, 2005 by (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock; (ii) trusts maintained for the benefit of the children of Terry D. Wall, the Company's principal shareholder and chief executive officer; (iii) each Named Executive Officer (as defined herein), director and nominee of the Company; and (iv) all directors, nominees and current executive officers of the Company as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned.

Shares covered by stock options are included in the table below only to the extent that such options may be exercised by May 15, 2005.

                        SHAREHOLDER                            NUMBER       PERCENT
                        -----------                            ------       -------
Terry D. Wall (1)(2)........................................  4,285,926      33.6%
Trusts for the benefit of the minor children of Terry D.
  Wall (1)(3)...............................................  2,420,327      19.1%
Barclays Global Investors, N.A. (45 Fremont Street, San
  Francisco, CA 94105-2228).................................    689,735       5.5%
Barry Wicker (4)............................................    326,265       2.6%
David J. Bershad (5)........................................    111,351         *
Howard W. Donnelly (6)......................................     16,125         *
David H. MacCallum (7)......................................     12,000         *
Richard L. Robbins (8)......................................     12,000         *
George A. Schapiro (9)......................................     10,950         *
Alex Chanin.................................................      --            *
Joseph J. Thomas............................................      --            *
Richard Gordon..............................................      --            *
All directors, nominees and current executive officers as a
  group (ten persons) (10)..................................  4,774,617      37.0%

---------

 *   Represents less than one percent.

 (1) The business address of Mr. Wall and the above-mentioned trusts is c/o Vital Signs, Inc., 20 Campus Road, Totowa, New Jersey 07512.

 (2) Includes 3,440,894 shares owned by Mr. Wall directly, 706,748 shares owned by Carol Vance Wall, Mr. Wall's wife, 34,332 shares held in the Company's 401(k) plan on Mr. Wall's behalf and 103,952 shares covered by options exercisable by Mr. Wall. Excludes shares held in trust for the benefit of the Walls' minor children (which shares may not be voted or disposed of by Mr. Wall or Carol Vance Wall) and shares held by a charitable foundation established by Mr. Wall and Carol Vance Wall. Mr. Wall and Carol Vance Wall have pledged 4,041,272 shares as collateral to a brokerage firm as security for a loan made to them. Based on the closing sale price of the Common Stock on December 31, 2004, the value of the shares held as collateral on this loan represented more than 700% of the outstanding balance on this loan as of December 31, 2004. Upon any default under this loan, the shares collateralizing such loan may be sold in the market. The number of shares so sold in the market may negatively impact the market price of the Common Stock. Depending upon the number of shares sold and the number of shares that could similarly be sold in connection with the loans described in the next footnote, such sales could result in a change in control of the Company.

 (3) The trusts established for the benefit of the Walls' children have pledged their shares as collateral to a financial institution to secure loans made to them. The Company has agreed to register such shares for resale, at the trusts' expense, in the event that such financial institution acquires such shares upon a default and thereafter desires to sell such shares. Based on the closing sale price of our common stock on December 31, 2004, the value of the shares held as collateral on these loans represented more than 400% of the outstanding balance on these loans as of December 31, 2004. Upon any default under these loans, the shares collateralizing such loans may be sold in the market. The number of shares so sold in the market may negatively impact the market price of the Common Stock. Depending upon the number of shares sold and the number of shares that could similarly be sold in connection with the loan described in the immediately preceding footnote, such sales could result in a change in control of the Company. As trustee of the trusts maintained for the benefit of the minor children of Terry D. Wall, Anthony J. Dimun has the power to vote and dispose of each of the shares held in such trusts and thus is deemed to be the beneficial owner of such shares under applicable regulations of the Securities and Exchange Commission. The business address of Mr. Dimun is c/o Strategic Concepts, LLC, 46 Parsonage Hill Road, Short Hills, New Jersey 07078.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (4) Includes 256,927 shares owned by Mr. Wicker directly, 13,454 shares held in the Company's 401(k) plan on Mr. Wicker's behalf, and 55,884 shares covered by options exercisable by Mr. Wicker. Excludes shares held in insurance trusts maintained for the benefit of Mr. Wicker's children, which shares may not be voted or disposed of by Mr. Wicker or his wife.

 (5) Includes 52,641 shares owned by Mr. Bershad directly, 2,000 shares owned by Mr. Bershad's wife as to which Mr. Bershad disclaims beneficial ownership, and 56,710 shares covered by options exercisable by Mr. Bershad.

 (6) These 16,125 shares are covered by options exercisable by Mr. Donnelly.

 (7) These 12,000 shares are covered by options exercisable by Mr. MacCallum.

 (8) These 12,000 shares are covered by options exercisable by Mr. Robbins.

 (9) These 10,950 shares are covered by options exercisable by Mr. Schapiro.

(10) Includes 267,621 shares covered by options exercisable by the Company's current executive officers, directors and nominees, and 47,786 shares held in the Company's 401(k) plan.

    Percent of class is based on 12,642,700 shares of Common Stock outstanding on March 15, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. The Company is required to disclose any failures to file such reports on a timely basis. The Company is not aware of any such untimely filings during the fiscal year ended September 30, 2004 that haven not been disclosed previously in the Company's proxy statements, except that Barry Wicker (a director and officer of the Company) reported late amendments to correct the erroneous reporting of a sale on November 17, 2003 and a miscalculation of direct ownership of shares on February 27, 2004 and David J. Bershad (a director of the Company) reported late an option exercise that occurred on September 7, 2004. All of these late filings were inadvertent, and the filings were made promptly after the failures to file were noted.

INDEPENDENT BOARD MEMBERS

    The following members of the Board of Directors have been determined to be 'independent directors' pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' ('NASD') Marketplace rules:
Mr. Bershad, Mr. Donnelly, Mr. MacCallum, Mr. Robbins and Mr. Schapiro.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    Unless a shareholder either indicates 'withhold authority' on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election of the persons named in Table I below to serve until the expiration of their respective terms and thereafter until their successors shall have been duly elected and qualified. If elected, the nominees will serve for three year terms. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election. Each of the nominees is currently a member of the Company's Board of Directors.

    Table I sets forth the names and ages (as of January 1, 2005) of the nominees for election to the Board of Directors, the positions and offices presently held by each such person within Vital Signs, the period during which each such person has served on the Company's Board of Directors, the expiration of their respective terms and the principal occupations and employment of each such person during the past five years. Table II sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years.

                                    TABLE I
                       NOMINEES FOR ELECTION AS DIRECTORS

                                   EXPIRATION
                         DIRECTOR   OF TERM
     NAME AND AGE         SINCE    IF ELECTED              BUSINESS EXPERIENCE(A)
     ------------         -----    ----------              ----------------------
Terry D. Wall, 63          1972       2008     President and Chief Executive Officer of the
                                                 Company.
Barry Wicker, 64           1985       2008     Executive Vice President -- Sales of the
                                                 Company.


                                    TABLE II
                              CONTINUING DIRECTORS

                         DIRECTOR  EXPIRATION
     NAME AND AGE         SINCE     OF TERM                BUSINESS EXPERIENCE(A)
     ------------         -----     -------                ----------------------
David J. Bershad, 63       1991       2006     Member of the law firm of Milberg Weiss Bershad
                                                 Hynes & Lerach LLP.

Howard W. Donnelly, 43     2002       2006     President and principal of Concert Medical, LLC
                                                 (a medical device manufacturer) (February,
                                                 2005 to present); Acting CEO of Thermics,
                                                 Inc. (a start-up medical device company with
                                                 an operating room based product) (November,
                                                 2004 to present); President/Chief Executive
                                                 Officer of Alphaport, Inc. (a hemodialysis
                                                 device manufacturer) (October, 2002 to
                                                 present); President of Level 1, Inc., a
                                                 medical device manufacturer and a wholly-
                                                 owned subsidiary of Smith Industries (March,
                                                 1999 to April, 2002); Vice President of
                                                 Business Planning and Development, Pfizer (a
                                                 pharmaceutical company) (1997 to 1999). He is
                                                 also currently a Board member of
                                                 Angiodynamics, Inc. (NASDAQ: ANGO).

David H. MacCallum, 66     2002       2007     Managing Partner of Outer Islands Capital
                                                 (private equity partnership) (April 2002 to
                                                 present); Managing Director-Global Head of
                                                 Health Care, Salomon Smith Barney (investment
                                                 banking firm) (1999 to November 2001);
                                                 Executive Vice President, Head of Healthcare,
                                                 ING Baring Furman Selz, LLC (investment
                                                 banking firm) (April 1998 to June 1999);
                                                 Managing Director for Life Sciences
                                                 Investment Banking, UBS Securities LLC
                                                 (investment banking firm) (1994 to March
                                                 1998); Co-Head, Investment Banking, Hambrecht
                                                 & Quist LLC (investment banking firm) (1983-
                                                 1994).

Richard L. Robbins, 64     2003       2007     Senior Vice President, Financial Reporting and
                                                 Control of Footstar, Inc.* (nationwide
                                                 retailer of footwear) (2003 to present);
                                                 Partner, Robbins Consulting LLP (financial,
                                                 strategic and management consulting firm)
                                                 (July 2002 to October 2003); Partner of
                                                 Arthur Andersen LLC (1978 to 2002). Member of
                                                 the Board of Directors and Audit Committee of
                                                 BioScrip, Inc. (NASDAQ BIOS), a company
                                                 engaged in providing pharmaceutical care
                                                 solutions.

                                                                (table continued on next page)

(table continued from previous page)

                         DIRECTOR  EXPIRATION
     NAME AND AGE         SINCE     OF TERM                BUSINESS EXPERIENCE(A)
     ------------         -----     -------                ----------------------
George A. Schapiro, 58     2003       2007     General Management Consultant (1991 to
                                                 present); President/Chief Executive Officer
                                                 of Andros Incorporated (an original equipment
                                                 manufacturer of gas analysis subsystems for
                                                 medical and industrial instrumentation) (1976
                                                 to 1991).

---------

 (A) In each instance in which dates are not provided in connection with a director's business experience, such director has held the position indicated for at least the past five years. Messrs. Wall, Dimun, MacCallum and Bershad are investors in X-Site Medical, LLC, and serve as Board members of X-Site Medical, LLC. (See 'Certain Relationships and Related Transactions'). X-Site Medical, LLC is a private company.

* On March 3, 2004, Footstar, Inc. announced that, in order to effect a financial and operational restructuring, it and substantially all of its subsidiaries filed voluntary petitions on March 2, 2004 with the U.S. Bankruptcy Court for the Southern District of New York for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth, for the fiscal years ended September 30, 2004, 2003 and 2002, the annual and long-term compensation of the Company's Chief Executive Officer and the other individuals who served as executive officers of the Company at the end of fiscal 2004 and received greater than $100,000 in salary and bonus during fiscal 2004 (the 'Named Executive Officers'):

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                  ANNUAL COMPENSATION                -------------------------------
                                      --------------------------------------------   COMMON SHARES
                                                                        OTHER           SUBJECT
                                                                       ANNUAL         TO OPTIONS        ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY    BONUS(A)   COMPENSATION(B)    GRANTED (#)    COMPENSATION(C)
    ---------------------------       ----    ------    --------   ---------------    -----------    ---------------
Terry D. Wall .....................   2004   $233,077   $ 11,138       $ 6,450          --               $4,721
  President and Chief Executive       2003    225,000     10,735         6,000          --                4,279
  Officer                             2002    225,000     46,735         6,000          --                3,443

Barry Wicker ......................   2004    151,976      5,241         6,450          --                3,626
  Executive Vice President -- Sales   2003    151,250      7,331         6,000          --                4,398
                                      2002    151,250     31,530         6,000          --                2,882

Joseph J. Thomas (D) ..............   2004    168,730    226,830        16,916          --                4,625
  President, Thomas Medical           2003    168,451    484,355        17,592          --                3,417
  Products ('TMP')                    2002    162,240    257,690        17,541          --                2,575

Richard Gordon ....................   2004    150,149      6,967         6,450          --                1,262
  Executive Vice President, Global    2003    144,000      6,996         6,000          25,000              299
  Planning                            2002    144,000     30,482         6,000          --                1,512

Alex Chanin .......................   2004    152,885      --            9,000          10,000            3,696
  Chief Information Officer           2003    130,000     65,000         6,000          --                1,606
                                      2002     62,500      --          --               --               --

---------

 (A) Reflects bonuses in the fiscal year earned, which may not correspond with the fiscal year paid. Bonuses earned in fiscal 2004 were awarded under the Company's Well-Pay Policy and in conjunction with the Company's performance incentive program. The Well-Pay Policy covers all

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     Company personnel working in the Company's headquarters in Totowa, New Jersey and in certain of the Company's subsidiaries. Under the Policy, an additional day's pay is earned by any employee having perfect attendance for the preceding month. In addition, payments of $200 to $400 are earned by employees having perfect attendance for one or more consecutive years.

 (B) Comprised entirely of monthly car allowances.

 (C) 'Compensation' reported under this column for the year ended September 30, 2004 includes: (i) contributions of $3,100, $2,353, $3,727, $0 and $2,432, respectively, for Messrs. Wall, Wicker, Thomas, Gordon and Chanin, respectively, to the Company's 401(k) Plan on behalf of the Named Executive Officers to match pre-tax elective deferral contributions (included under 'Salary') made by each Named Executive Officer to that Plan and
     (ii) premiums of $1,621, $1,273, $898, $1,262, and $1,262 respectively, with respect to life insurance purchased by the Company for the benefit of Messrs. Wall, Wicker, Thomas, Gordon and Chanin, respectively.

 (D) Effective October 1, 2001, Mr. Thomas and TMP entered into a three year employment agreement, pursuant to which Mr. Thomas was paid a base salary of $168,451 in fiscal 2004. His salary was increased annually by the same percentage increase as salaries generally increased for employees of the Company. For purposes of calculating the increase for fiscal 2004, that figure was 4%. Mr. Thomas was guaranteed an annual bonus of $212,450 during the term. He was also entitled to receive an additional bonus based on TMP's performance. Mr. Thomas' wife was also an employee of TMP and TMP had entered into a similar agreement with her. Her base salary for fiscal 2004 was $80,663 and her guaranteed annual bonus was $77,757. On November 30, 2001, pursuant to unsecured promissory notes bearing interest at 5.5% per annum, the Company loaned Mr. Thomas the sum of $637,350 and loaned his wife $233,370. The notes were paid on or before December 7, 2004.
     Mr. Thomas resigned as an officer and director of the Company on October 1, 2004. See 'Certain Relationships and Related Transactions.'

STOCK OPTIONS

    The following table contains information regarding the grant of stock options to the Named Executive Officers during the year ended September 30, 2004. In addition, in accordance with rules adopted by the Securities and Exchange Commission (the 'SEC'), the following table sets forth the hypothetical gains or 'options spreads' that would exist for the respective options assuming rates of annual compound price appreciation in the Company's Common Stock of 5% and 10% from the date the options were granted to their final expiration date.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                      POTENTIAL REALIZABLE VALUE
                          NUMBER OF      % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                          SECURITIES    OPTIONS/SARS                                    OF STOCK APPRECIATION
                          UNDERLYING     GRANTED TO                                        FOR OPTION TERM
                         OPTIONS/SARS   EMPLOYEES IN    EXERCISE OR     EXPIRATION    --------------------------
         NAME             GRANTED(#)    FISCAL YEAR      BASE PRICE        DATE          5%($)        10%($)
         ----             ----------    -----------      ----------        ----          -----        ------
Terry D. Wall..........    $--             --              $--             --          $   --         $  --
Barry Wicker...........     --             --              --              --              --            --
Joseph J. Thomas.......     --             --              --              --              --            --
Richard Gordon.........     --             --              --              --              --            --
Alex Chanin............     10,000          9.81%           28.52         7/13/14       179,361        454,535

    The following table provides data regarding the number of shares acquired on exercise, the value realized, the number and value of shares of the Company's Common Stock covered by both exercisable and non-exercisable stock options held by the Named Executive Officers at September 30, 2004. The closing sales price of the Company's Common Stock on September 30, 2004 was $31.98.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                             NUMBER OF SHARES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                 SHARES                         YEAR-END(#)                   YEAR-END($)
                                ACQUIRED      VALUE     ---------------------------   ---------------------------
                               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                               -----------   --------   -----------   -------------   -----------   -------------
Terry D. Wall................     --           --         103,952        --            $982,002        $--
Barry Wicker.................     --           --          55,884        --             536,250         --
Joseph J. Thomas.............     --           --          --            --              --             --
Richard Gordon...............     6,250       37,938       --            18,750          --             83,812
Alex Chanin..................     --           --          --            13,324          --             40,882

ARRANGEMENTS WITH DIRECTORS

    Joseph J. Thomas became a director of the Company upon the Company's acquisition of TMP on September 30, 1992. Mr. Thomas continued to be employed by the Company as the President of TMP until his resignation on October 1, 2004. For further information concerning Mr. Thomas' employment agreement and for information concerning loans made by the Company to Mr. Thomas and his wife, see footnote (D) to the Summary Compensation Table.

    The Company's 2002 Stock Incentive Plan provides that each non-employee director will automatically receive options covering 4,000 shares of Common Stock (with an exercise price equal to fair market value on the date of grant) on an annual basis and is entitled to receive additional options at the discretion of the committee administering the 2002 Stock Incentive Plan. One half of the automatic option grants made to non-employee directors under the 2002 Stock Incentive Plan vest immediately at the time of grant. Half of the balance may be exercised commencing one year after the date of grant and the remainder may be exercised commencing two years after the date of grant. During fiscal 2004, Mr. MacCallum was granted options to purchase 11,000 shares at $32.63 per share, Mr. Robbins was granted options to purchase 8,000 shares at $32.63 per share, Mr. Schapiro was granted options to purchase 7,500 shares at $32.63 per share, Mr. Donnelly was granted options to purchase 14,000 shares at $32.63 per share and Mr. Bershad was granted options to purchase 5,000 shares at $32.63 per share.

    Directors of the Company presently do not receive any cash fees for serving in such capacity.

SHAREHOLDER COMMUNICATION WITH THE BOARD

    The Company's Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to Vital Signs' Secretary and should be sent to such individual at the Company's headquarters office, 20 Campus Road, Totowa, New Jersey 07512. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Secretary's receipt of such a communication, the Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

    Board members are encouraged, but not required by any specific Board policy, to attend the Company's annual meeting of shareholders. All of the directors attended the 2004 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS; COMMITTEES OF THE BOARD

    The Board of Directors of the Company held eight meetings during the fiscal year ended September 30, 2004. The Board's Audit Committee, which is responsible for reviewing significant audit and accounting principles, policies and practices and for meeting with the Company's independent accountants, met six times during the year ended September 30, 2004. The Audit Committee presently consists of Messrs. Robbins, Donnelly and Schapiro.

    The Compensation Committee, comprised of Messrs. Donnelly and MacCallum, administers the Company's stock option plans and Investment Plan and is also responsible for determining the compensation of the Company's chief executive officer and other executive officers. The Compensation Committee met four times during the year ended September 30, 2004.

    Each member of the Company's Board was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he serves.

NOMINATING COMMITTEE MATTERS

    The Nominating Committee is comprised of Messrs. Bershad, Donnelly, MacCallum, Robbins and Schapiro.

    Nominating Committee Charter. The Board has adopted a Nominating Committee charter to govern its Nominating Committee. A copy of the Nominating Committee's charter was attached to the Company's 2004 proxy statement as Appendix 1.

    Independence of Nominating Committee Members. All members of the Nominating Committee of the Board of Directors have been determined to be 'independent directors' pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules.

    Procedures for Considering Nominations Made by Shareholders. The Nominating Committee's charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

    Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

      must satisfy any legal requirements applicable to members of the Board;

      must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

      must have a reputation in the Company's industry for honesty and ethical conduct;

      must have a working knowledge of the types of responsibilities expected of members of a board of directors of a public corporation; and

      must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

    Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee's charter provides that there will be no differences in the manner in which the

Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

      a review of the information provided to the Nominating Committee by the proponent;

      a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

      a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

    Third Party Recommendations. In connection with the 2005 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company's Common Stock for at least one year.

AUDIT COMMITTEE MATTERS

    The following report of the Audit Committee is not to be deemed 'soliciting material' or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

    Audit Committee Charter. The Audit Committee has adopted a written charter which was filed as Appendix 2 to the Company's 2004 proxy statement.

    Independence of Audit Committee Members. The Common Stock is listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. Each of the members of the Audit Committee, Messrs. Robbins, Donnelly and Schapiro, have been determined to be 'independent directors' pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' ('NASD') Marketplace Rules and under the SEC's Rule 10A-3. The Company's Board of Directors has determined that Mr. Robbins, the Chairman of the Audit Committee, is an 'audit committee financial expert,' as defined by Item 401(h) of the SEC's Regulation S-K.

    Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004:

        (1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

        (2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees);

        (3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence; and

        (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2004 Annual Report on Form 10-K.

    By: The Audit Committee of the Board of Directors
        Richard L. Robbins , Howard W. Donnelly, George A. Schapiro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the current members of the Compensation Committee, nor anyone who served on the Compensation Committee during the fiscal year ended September 30, 2004, is an officer, employee or former officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Thomas Medical Products, Inc. ('TMP'), a subsidiary of the Company, provides product development and manufacturing services to X-Site Medical, LLC ('X-Site'), a company engaged in the development of specialized cardiovascular products. Thomas Medical Products' sales to X-Site were approximately $67,000 during the fiscal year ended September 30, 2004, for these services. Amounts due from X-Site are included in accounts receivable on the Company's consolidated balance sheet and amounted to approximately $0 at September 30, 2004. The Company believes that the rates charged to X-Site for such services are no less favorable to the Company than those charged to similarly situated unrelated parties. Mr. Wall (President, Chief Executive Officer and a director of the Company) and his family limited partnership own 37.6% of X-Site. Mr. Bershad (a director of the Company), through an investment limited partnership, Mr. Thomas (a former director and former executive of the Company) and Mr. MacCallum (a director of the Company) own 4.3%, 2.1% and less than 1% of X-Site, respectively. In May, 2004, substantially all of the assets of X-Site were sold to an unrelated third party.

REPORT OF THE COMPENSATION COMMITTEE

    The following report is not to be deemed 'soliciting material' or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

    Pursuant to rules adopted by the SEC designed to enhance disclosure of corporate policies regarding executive compensation, the Company has set forth below a report of its Compensation Committee regarding compensation policies as they affect Mr. Wall and the other Named Executive Officers.

    The Compensation Committee views compensation of executive officers as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit. The current compensation element focuses upon the executive officer's salary and is designed to provide appropriate reimbursement for services rendered. The Company's standard benefit package consists primarily of the matching portion of the Company's 401(k) Plan and eligibility for bonuses based upon performance of the Company. The long-term benefit element has been reflected in the grants of stock options to specific executive officers.

    During the past three completed fiscal years, Mr. Wall and Mr. Wicker did not receive any salary increase. Traditionally, Mr. Wall's salary has been set at levels which are perceived by the Board to be below the salaries of chief executive officers of other comparable companies. Mr. Wall, whose family continues to own more than half of the outstanding Common Stock of the Company, has been willing to accept such salary levels primarily because of the message his salary sends to other executive officers, employees and shareholders. Furthermore, Mr. Wall's personal net worth ultimately depends more on the performance of the Company than on any specific salary level. The salaries of each of the other Named Executive Officers are based upon prior experience, experience with the Company, contributions to the Company and the relationship of such individual's responsibilities to the Chief Executive Officer's responsibilities.

    Stock options granted to executive officers of the Company have historically been granted at a price equal to fair market value. Accordingly, such options will gain appreciable value if, and only if, the market value of the Common Stock increases subsequent to the date of grant. The Compensation Committee believes that the issuance of stock options at fair market value provides incentives to employees to maximize the Company's performance and to assure continued affiliation with the Company.

    On March 8, 2005, the Compensation Committee adopted the 2005 Executive Bonus Plan (the 'Bonus Plan'). Pursuant to the Bonus Plan, specified officers, including executive officers, of the Company will be eligible to receive bonuses based upon increases in the profitability of the Company's anesthesia, respiratory and critical care businesses and based upon increases in the Company's overall profitability. Under each of the two components of the Bonus Plan, participants could be eligible for bonuses of up to 60% of annual salary.

    The Compensation Committee believes that an appropriate compensation program can help in promoting strong earnings performance if it reflects an appropriate balance between providing rewards to executive officers while at the same time effectively controlling cash compensation costs. It is the Committee's objective to continue monitoring the Company's compensation program to assure that this balance is maintained.

    By: The Compensation Committee of the Board of Directors

        David H. MacCallum
        Howard W. Donnelly

SHAREHOLDER RETURN COMPARISON

    Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock on an indexed basis against the cumulative total returns of the Nasdaq Market Index and the Media General Medical Instruments and Supplies Group Index (consisting of 136 publicly traded medical instrument and device companies) ('MG Group Index') for the period from October 1, 1999 (October 1, 1999 = 100) through September 30, 2004.

    The following graph is not to be deemed 'soliciting material' or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                      ASSUMES INITIAL INVESTMENT OF $100
                               SEPTEMBER 20004

                             [PERFORMANCE GRAPH]
                                                      NASDAQ
                                        NASDAQ      Composite-
                            Vital       Medical       Total
                            Signs      Equipment     Returns
                            -----      ---------     -------
                 1999       100         100           100
                 2000       131.04      137.13        133.99
                 2001       151.82      100.52         54.85
                 2002       147.92       94.1          43.05
                 2003       145.72      126.59         65.95
                 2004       161.58      149.18         70.38

AUDIT FEES AND RELATED MATTERS

    In accordance with the requirements of the Sarbanes-Oxley Act of 2002 (the 'Act') and the Audit Committee's charter, all audit and audit-related work and all non-audit work performed by the Company's independent accountants, Goldstein, Golub, Kessler, LLP ('GGK') and American Express Tax and Business Services ('TBS'), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

    GGK, certified public accountants, has a continuing relationship with TBS, from which it leases auditing staff who are full time, permanent employees of TBS and through which its partners provide non-audit services. As a result of this arrangement, GGK has no full time employees and, therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

    Audit Fees. Audit fees billed or expected to be billed to Vital Signs, Inc. by GGK for the audit of the financial statements included in Vital Sign's Annual Report on Form 10-K, and reviews of the financial statements included in Vital Sign's Quarterly Reports on Form 10-Q, for the years ended September 30, 2004 and 2003 totaled approximately $278,000 and $264,000, respectively.

    Audit-Related Fees. The Company was billed $102,000 and $189,000 by GGK for the fiscal years ended September 30, 2004 and 2003, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under the caption Audit Fees above.

    Tax Fees. The Company was billed an aggregate of $56,000 and $62,000 by TBS for the fiscal years ended September 30, 2004 and 2003, respectively, for tax services, principally advice regarding the preparation of income tax returns, tax advice and planning services related to income tax returns and, in fiscal 2003, for the routine examination by the Internal Revenue Service of the Company's 1997, 1998 and 1999 Federal tax returns.

    All Other Fees. The Company was billed an aggregate of $0 and $0 by GGK and TBS for the fiscal years ended September 30, 2004 and 2003, respectively, for other services.

    Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of the Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of the Company's principal accountant.

    Applicable law and regulations provide an exemption that permits certain services to be provided by the Company's outside auditors even if they are not pre-approved. The Company did not rely on this exemption at any time since the Sarbanes-Oxley Act was enacted.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    GGK has been selected by the Board of Directors to audit and report on the Company's financial statements for the fiscal year ending September 30, 2005. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from shareholders. GGK has audited the Company's financial statements for more than the past five years.

OTHER MATTERS

    At the time that this proxy statement was mailed to shareholders, management was not aware that any matter other than the election of directors would be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

    If a shareholder of the Company wishes to have a proposal included in the Company's proxy statement for the 2006 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices by January 12, 2006, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2006 Annual Meeting.

    If a shareholder desires to bring business before the 2006 Annual Meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company's by-laws in order to personally present the proposal at the 2006 Annual Meeting. A copy of these procedures is available upon request from the Secretary of the Company.

    One of the procedural requirements in the Company's by-laws is timely notice in writing of the business that the shareholder proposes to bring before the 2006 Annual Meeting. Notice of business proposed to be brought before the 2006 Annual Meeting or notice of a proposed nomination to the Board of Directors must be received by the Secretary of the Company no earlier than 120 days prior to the first anniversary of the 2005 Annual Meeting date and no later than the later of the 90th day prior to the first anniversary of the 2005 Annual Meeting date or the tenth day after the Company publicly announces the date of the 2006 Annual Meeting.

                                          By Order of the Board of Directors

                                          Jay Sturm, Secretary

Dated: May 12, 2005

    A COPY OF AN ANNUAL REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2004, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K ARE AVAILABLE WITHOUT CHARGE BY CONTACTING THE COMPANY BY TELEPHONE AT 973-790-1330 OR BY WRITING TO: INVESTOR RELATIONS, VITAL SIGNS, INC., 20 CAMPUS ROAD, TOTOWA, NEW JERSEY 07512.

                                                                     APPENDIX 1


                       ANNUAL MEETING OF SHAREHOLDERS OF

                                VITAL SIGNS, INC.

                                  June 10, 2005




                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.



     Please detach along perforated line and mail in the envelope provided.



--------------------------------------------------------------------------------
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------

 1. ELECTION OF DIRECTORS (for the terms described in the Proxy Statement):
    (to be elected by the holders of Common Stock):

                                   NOMINEES:
 [ ]   FOR ALL NOMINEES            O Terry D. Wall
                                   O Barry Wicker

 [ ]   WITHHOLD AUTHORITY
       FOR ALL NOMINEES

 [ ]   FOR ALL EXCEPT
       (See instructions below)

                                   The Board of Directors Recommends a Vote
                                   "FOR ALL NOMINEES".




INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and
indicate your new address in the address space above. Please note that       [ ]
changes to the registered name(s) on the account may not be submitted via this method.
--------------------------------------------------------------------------------

 2. The transaction of such other business as may properly come before the meeting, and any adjournment thereof. The Board is not currently aware of any such business.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAYBE REVOKED AT ANY TIME PRIOR TO ITS USE.



Signature of Shareholder                                Date:
                         -----------------------------        ------------------


Signature of Shareholder                                Date:
                         -----------------------------        ------------------


Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                      PROXY

                                VITAL SIGNS, INC.

             THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED BY
                             THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2005

   The shareholder of Vital Signs, Inc. (the "Company") whose signature appears on the reverse side hereof hereby appoints William H. Craig, Jay Sturm and Richard Feigel, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as designated on the reverse side, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters, 20 Campus Road, Totowa, New Jersey, on Friday, June 10, 2005, at 10:00 a.m. local time, or any adjournment thereof.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE BOARD'S NOMINEES FOR DIRECTOR.

   The proposals set forth on the reverse side are more fully described in the Vital Signs, Inc. Notice of Annual Meeting and Proxy Statement (the Proxy Statement).

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)